Exhibit 4.1

DATED 28 JANUARY 2010

THE CARPHONE WAREHOUSE GROUP PLC

and

CPW RETAIL HOLDINGS LIMITED

and

BEST BUY CO., INC.

and

BEST BUY DISTRIBUTIONS LIMITED

and

NEW CARPHONE WAREHOUSE GROUP PLC

AMENDMENT AGREEMENT

to the Shareholders Agreement dated

30 June 2008, as amended on 29 July 2009

THIS AGREEMENT is made on 28 January 2010

PARTIES:

(1)         THE CARPHONE WAREHOUSE GROUP PLC a company registered in England and Wales (company number 03253714) whose registered office is at 1 Portal Way, London, W3 6RS, United Kingdom (to be renamed TalkTalk Telecom Holdings Limited on or around the Demerger (as defined below)) (“CPW”);

(2)         CPW RETAIL HOLDINGS LIMITED a company registered in England and Wales (company number 06585729) whose registered office is at 1 Portal Way, London, W3 6RS, United Kingdom (“CPW Affiliate”);

(3)         BEST BUY CO., INC. a company registered in the state of Minnesota whose registered office is at 7001 Penn Avenue South Richfield, MN 55423, United States of America (“BBY Hold Co”);

(4)         BEST BUY DISTRIBUTIONS LIMITED a company registered in England and Wales (company number 06576708) whose registered office is at 100 New Bridge Street, London, EC4V 6JA, United Kingdom (“BBY Distributions”); and

(5)         NEW CARPHONE WAREHOUSE GROUP PLC a company registered in England and Wales (company number 07105905) whose registered office is at 1 Portal Way, London, W3 6RS, United Kingdom (to be renamed Carphone Warehouse Group PLC on or around (the Demerger (as defined below)) (“New CPW”),

(together the “parties”).

WHEREAS:

(A)        The parties (except New CPW) are party to a shareholders agreement in respect of Best Buy Europe Distributions Limited (Company No: 6534088, previously called CPW Distribution Holdings Limited) (“JV Co”) dated 30 June 2008, as amended on 29 July 2009 (“SHA”).

(B)  The parties have agreed to amend certain provisions of the SHA in accordance with the terms of this Agreement.

(C)  CPW is proposing to effect a separation of its “TalkTalk businesses” from its other business interests by a demerger including a scheme of arrangement followed by the listing on the Official List of the Financial Services Authority and admission to trading on the main market of the London Stock Exchange plc of each of New CPW and the new holding company of the TalkTalk businesses (the “Demerger”). Prior to the Demerger becoming effective CPW will transfer all of its Shares to New CPW and CPW Affiliate will continue to hold its Shares after the Demerger. Accordingly New CPW will become a party to the SHA in place of CPW such that New CPW shall thereafter have the benefit of all of CPW’s rights and assume all of CPW’s obligations under the SHA in accordance with the terms of this Agreement.

IT IS AGREED as follows:

1.           INTERPRETATION

1.1        Words and expressions used in this Agreement have the meaning given to them in the SHA unless otherwise expressly specified herein.

1.2        References to Clauses and/or Schedules shall be references to those contained in the SHA unless otherwise expressly specified herein. References herein to the SHA shall be deemed to include all of the Schedules to the SHA.

2.           AMENDMENTS TO THE SHA

The parties hereby agree that, with effect from the date of this Agreement the provisions of the SHA shall be amended pursuant to Clause 24 as follows:

2.1         The following definitions in Clause 1.1 shall be deleted or amended:

2.1.1        The definitions of BBY Loan, BBY Loan Agreement, CPW Loan, CPW Loan Agreement and JV Shareholder Loans shall all be deleted given all of these loans have been capitalised in JV Co and no longer exist. All other references to these defined terms shall be deleted in the SHA.

2.1.2        The definition of Competitor shall be amended as from the Transfer Date to include any member of the Al-Futtaim group.

2.1.3        The definition of Consortium Relief Agreement shall be amended to include the fact that New CPW shall as from the Transfer Date automatically replace CPW thereunder pursuant to the terms of the Deed of Novation.

2.1.4        Paragraph (b) of the definition of JV Investment shall be deleted and replaced with the following new paragraph (b):

(b)     the amount loaned or, to the extent not loaned, the amount agreed to be loaned or provided pursuant to the JV Shareholder RCF and/or the Support Letters together with all interest accrued, but unpaid on any of them;

2.1.5        The definition of Key Agreements shall be amended by deleting references to BBY Loan Agreement, CPW Loan Agreement and CPW RCF, and inserting references to the JV Shareholder RCF and Support Letters.

2.1.6        The definition of Fair Market Value shall be amended by adding the words “...or of the entire JV Group as the case may be....” after the words “JV Co Investment” and before the word “as” in the second line, and the words “JV Co Investment” in the second line shall be amended to read “JV Investment”.

2.1.7        The definition of SPA shall be amended to include the fact that New CPW shall as from the Transfer Date automatically replace CPW thereunder pursuant to the terms of the Deed of Novation.

2.2         Clause 1.1 shall be amended by adding the following new definitions:

“Additional Period” shall have the meaning given to it in Clause 4.1.10;

“Admission” means the admission of the entire issued share capital of New CPW to the Official List of the FSA and to trading on the main market for listed securities of the LSE becoming effective;

“Distressed Situation” shall for the purposes of Clause 4.1.8 include, without limitation, where a petition has been presented for the making of an administration order, an administrative receiver being appointed, the presentation of a winding-up resolution (except (i) for the purpose of a solvent liquidation, reorganisation, reconstruction or amalgamation of a JV Shareholder or JV CO provided that (a)

any such event in respect of a JV Shareholder will not in the reasonable and good faith opinion of the other JV Shareholder preclude the ability of such JV Shareholder to satisfy any or all of its funding obligations in respect of JV Co and (b) any such event in respect of JV Co will not in the reasonable and good faith opinion of any JV Shareholder cause an event or a potential event of default under the RFA or the JV Shareholder RCF that would result in the acceleration, prepayment or termination of either the RFA or the JV Shareholder or (ii) where any petition has been withdrawn or dismissed within three Business Days of it being presented unless a longer period of time is agreed by (a) both JV Shareholders acting reasonably and in good faith at the request of either of them in respect of a petition presented against JV CO; or (b) by the other JV Shareholder acting reasonably and in good faith at the request of the JV Shareholder who has had the petition presented against it) or any other analogous event in each case in respect of JV Co or a JV Shareholder, or there being, in the reasonable and good faith opinion of a JV Shareholder, an event or a potential event of default under the RFA or the JV Shareholder RCF that would result in the acceleration, prepayment or termination of either the RFA or the JV Shareholder RCF.

“Deed of Novation” means the deed of novation and assignment in relation to each of the SPA, the Consortiumn Relief Agreement and CPW Support Letter, between CPW, CPW Affiliate, BBY Hold Co, BBY Distributions, New CPW and JV Co dated 28 January 2010;

“Funding Date” shall have the meaning given to it in Clause 4.1.8;

“Funding JV Shareholder” shall have the meaning given to it in Clause 4.1.9;

“JV Parent” shall mean any holding company of CPW in the case of CPW and BBY Hold Co in respect of BBY Distributions;

“JV Shareholder RCF” means the revolving credit facility, in an aggregate amount of £125 million (one hundred and twenty-five), between CPW, BBY Distributions (as lenders in equal proportions, BBY Hold Co, JV Co (as borrower) and New CPW entered into on 28 January 2010 and as from the date of Admission New CPW shall replace CPW thereunder;

“Loan Agreement” means any loan agreement to be entered into between JV Co and the Funding JV Shareholder, by which the Funding JV Shareholder provides JV Co with an unsecured loan bearing interest at a rate of LIBOR plus 8% per annum, in the form set out in the Appendix to this Agreement;

“New Shares” shall have the meaning given to it in Clause 4.1.10;

“Non-funding JV Shareholder” shall have the meaning given to it in Clause 4.1.9;

“Outstanding Obligations” shall have the meaning given to it in Clause 4.1.9;

“RFA” means the agreement dated 3 July 2009, entered into between The Carphone Warehouse Limited, Mobiles.co.uk Limited, CPWCO 18 Limited, Barclays Bank PLC, HSBC Invoice Finance (UK), RBS Invoice Finance Limited, Credit Suisse, London Branch and Lloyds TSB Commercial Finance Limited, in connection with a receivables financing facility of £350 million and as amended or replaced from time to time;

“Subscription Notice” shall have the meaning given to it in Clause 4.1.10;

“Support Letters” means the support letters, in an aggregate amount of £50 million (fifty) each provided by each of CPW and BBY Hold Co to JV Co on 28 January 2010 (the support letter from CPW being the “CPW Support Letter”) and as from the date of Admission, the support letter to be provided by New CPW in substitution for the CPW Support Letter and on substantially the same terms pursuant to the Deed of Novation;

“Transfer Date” means the date on which CPW transfers all of its Shares to New CPW;

“Utilisation Request” shall have the meaning given to it in Clause 4.1.8;”

2.3         Clauses 4.1.1 4.1.2, 4.1.3, 4.1.4 and 4.1.5 shall be deleted and replaced with the following new Clauses:

“4.1.1  Subject to the remaining provisions of this Clause 4.1, JV Co shall be financed out of cash flow, the RFA, the JV Shareholder RCF, the Support Letters and (if relevant) the facility provided under the Loan Agreement.

4.1.2     JV Co shall be entitled as it shall determine to utilise the RFA, the JV Shareholder RCF, the Support Letters or (if relevant) the facility provided under the Loan Agreement for its working capital purposes.

4.1.3     The parties acknowledge and agree that all amounts drawn down by JV Co under the CPW RCF (including interests and costs) have been repaid to CPW in full and that the CPW RCF has been terminated and is no longer available to JV Co and that no party to the CPW RCF has any claim against the other thereunder and to the extent such claims exist they are hereby waived.

4.1.4     It is further agreed that there has been no Potential Event of Default or an Event of Default as both were defined in the CPW Hold Co RCF.

4.1.5     Save for the entry into and provision of the JV Shareholder RCF, the Support Letters and (if relevant) the Loan Agreement, and in accordance with the terms of each, no party shall be required to contribute any debt or equity capital to, or to guarantee any debt of JV Co (or any other member of the JV Group) without that party’s prior written consent.”

2.4         Clauses 4.1.6 and 4.1.7 shall continue in full force and effect and are not amended or deleted by this Agreement.

2.5         The following new Clauses 4.1.8, 4.1.9, 4.1.10, 4.1.11 and 4.1.12 shall be added:

“4.1.8  At any time and from time to time JV Co shall, following a bona fide request from (i) the JV Management Team acting reasonably and in good faith, or (ii) a JV Shareholder acting reasonably and in good faith in a Distressed Situation, request a draw-down under the JV Shareholder RCF in the form of the utilisation request set out in Schedule 2 thereof (the “Utilisation Request”), provided that the amount requested in the Utilisation Request, together with the amounts set out in any Utilisation Request already delivered do not in aggregate exceed the maximum amount of the facilities made available from each of the JV Shareholders under the JV Shareholder RCF in aggregate.. Following receipt of a Utilisation Request, each JV Shareholder shall pay in accordance with the provisions of the JV

Shareholder RCF in respect of a Utilisation Request. Payment shall he made by the date (being a date no later than 10 Business Days following the date of issue of the Utilisation Request) (the “Funding Date”) and to the JV Co account set out in the Utilisation Request, in immediately available funds.

4.1.9    If following service of a Utilisation Request (i) a JV Shareholder notifies the JV Board that it is not in a position to satisfy any or all of its obligations under the Utilisation Request; or (ii) a JV Shareholder fails to make payment in whole or part on the Funding Date, (a JV Shareholder failing to meet its obligations in either of the scenarios set out in (i) or (ii) above, a “Non-funding JV Shareholder”), the remaining JV Shareholder (the “Funding JV Shareholder”), may, in its sole discretion, within five Business Days following the Funding Date, notify the JV Board that it wishes to satisfy all (but not some) of the Non-funding JV Shareholder’s obligations under the Utilisation Request to the extent not paid by the Non-funding JV Shareholder as at such date. If the Funding JV Shareholder wishes to satisfy all (but not some) of such Non-funding JV Shareholder’s outstanding obligations under the Utilisation Request (the “Outstanding Obligations”), it shall make payment by way of loan to JV Co, as soon as reasonably practicable and in any event no later than 10 Business Days following the Funding Date of all (but not some), of the Outstanding Obligations, to the account set out in the Utilisation Request. Any such loan shall be provided on the terms and conditions of, and be represented by, the Loan Agreement.

4.1.10  If the Funding JV Shareholder has satisfied all (but not some) of the Non-funding JV Shareholder’s Outstanding Obligations under Clause 4.1.9, then the Non-funding JV Shareholder shall be released from all of its obligations in respect of its Outstanding Obligations provided that the Non-funding JV Shareholder shall be entitled (but not obliged) at any time during the period of six months following the Funding Date (the “Additional Period”) to pay all or some (in a maximum of four tranches and at different times during the Additional Period) of the Outstanding Obligations and the amount of the loan drawn down under the Loan Agreement shall be reduced accordingly. The order of priority in respect of the repayments by JV Co of any amounts under the JV Shareholder RCF and any Loan Agreement shall be as stated in the JV Shareholder RCF. If following the expiry of the Additional Period, the Non-Funding JV Shareholder has failed to satisfy all or part of the Outstanding Obligations, the JV Co Board shall after a written request (the “Subscription Notice”) from the Funding JV Shareholder made no later than 10 Business Days after the end of the Additional Period, and in consideration for the waiver by the Funding JV Shareholder of JV Co’s obligations under the Loan Agreement entered into pursuant to Clause 4.1.9 (and as such amount drawn down thereunder may have been reduced by this Clause 4.1.10), offer the Funding JV Shareholder Ordinary Shares (“New Shares”) for subscription by it. The price payable for the New Shares so offered, and the number of New Shares so offered, shall be determined by reference, to the Fair Market Value of entire JV Group, so as to equal, in aggregate, the value of the Outstanding Obligations not so satisfied. The Funding JV Shareholder shall, by written notice to JV Co within 10 Business Days of the Fair Market Value being agreed or determined, state whether it wishes to accept the offer on the terms, and in the amount, set out by the JV Co Board. Once it accepts the offer, the Funding JV Shareholder shall be bound to make such subscription.

4.1.11  If a Loan Agreement is to be entered into under Clause 4.1.9 and/or the Funding JV Shareholder elects to subscribe for the New Shares offered under Clause

4.1.10, the Non-funding JV Shareholder shall (in accordance with the JV Articles of Association and the provisions of this Agreement, including without limitation Clauses 5.3.4.2 and 6.1.2) give, exercise, make or pass, or procure to be given, exercised, made or passed, all such consents, approvals, agreements, waivers, voting rights (including by means of written resolution), requests and/or resolutions and do, or cause to be done, all such other acts or things as may be necessary to enter into the Loan Agreement and/or complete the issue of New Shares, as the case may be. Promptly after receiving the necessary consents or approvals pursuant to this Clause 4.1.1 1, JV Co shall, in the case of the Loan Agreement, enter into the Loan Agreement and, in the case of a Subscription Notice, allot and issue (credited as fully paid) the relevant New Shares, update the Funding JV Shareholder’s holdings of Shares in the register of members, and complete and despatch to the Funding JV Shareholder certificates for the New Shares.

4.1.12  The parties agree that they shall not request or otherwise require pursuant to any provision of this Agreement (including without limitation pursuant to any Consolidation Reserve Matters), that the JV Management Team makes any decision or request under Clause 4.1.8. Accordingly, any decision or request made by the JV Management Team under Clause 4.1.8 shall be made both in the best interests of JV Co and independently of any request made by any JV Shareholder.”

2.6        Clause 4.2 shall be deleted in its entirety,

2.7        Paragraph 1.1 of Schedule 4 shall be amended by adding the wording “liquidation, reorganisation,” after the word “solvent” and before the word “reconstruction” on the fourth line.

2.8        Paragraph 4.1 of Schedule 5 shall be amended by adding the wording “or of the entire JV Group, as the case may be” after the words “JV Investment” and before the word “between” on the second line.

2.10      A new paragraph 4.3.7 shall he added to paragraph 4.3 of Schedule 5 as follows:

“4.3.7  For the purposes of Clause 4.1.10 the Fair Market Value shall be calculated as at the last day of the Additional Period (as defined in Clause 4.1.10) and by reference to the JV Group as a whole.”

3.          TRANSFER OF SHARES

3.1        CPW currently holds 993,619,764 Shares (being 993,619,764 ordinary shares of £l each and representing 45% of the aggregate amount of all of the Shares) (“CPW JV Co Shares”) and CPW Affiliate holds 110,402,197 Shares (being 110,402,197 ordinary shares of £1 each in the capital of JV Co representing 5% of the aggregate amount of all of the Shares) (“CPWAffiliate JV Co Shares”), BBY Distributions currently holds 1,104,021,961 Shares being 1,104,021,961 ordinary shares of £1 each and representing 50% of the aggregate amount of all the Shares.

3.2        Prior to the Demerger becoming effective, New CPW shall become a party to the SHA by executing a deed of adherence substantially in the form set out in Schedule 6, by which it agrees to be bound by the terms of the SHA, and CPW will transfer the CPW JV Co Shares, together with its holding of shares in CPW Affiliate, to New CPW. CPW Affiliate will continue to hold the CPW Affiliate JV Co Shares after the Demerger. CPW undertakes to BBY Hold Co not to transfer the CPW JV Co Shares to New CPW until after New CPW becomes the holding company of CPW pursuant to the scheme of arrangement as part of the Demerger.

3.3         The parties hereby agree that, notwithstanding any provision of the SHA to the contrary (including without limitation Clause 11), CPW shall be permitted to transfer the CPW JV Co Shares to New CPW, and that, subject to the payment of any stamp duty by New CPW in respect of such transfer, the parties agree to procure that, following such transfer, New CPW shall be entered into the register of members of JV Co as the holder of the CPW JV Co shares, and that a share certificate shall be issued to New CPW in respect of the same.

3.4         On and as of the Transfer Date, and subject to clauses 3.7 and 3.8 below:

3.4.1        all references to CPW in the SHA (both before and after it is amended by this Agreement) shall be deemed to be a reference to New CPW as if New CPW were named as a party to the SHA in place of CPW;

3.4.2        New CPW shall assume all of the obligations and liabilities of CPW under the SHA, perform all the agreements, undertakings and covenants on the part of CPW under the SHA and take the benefit of all of CPW’s rights under the SHA (in each case both before and after it is amended by this Agreement) as if New CPW were an original party to the SHA in place of CPW, notwithstanding that the facts, circumstances or events giving rise to any of them arose or occurred before or after the Transfer Date; and

3.4.3        CPW shall assign and transfer to New CPW all of its rights, benefits and claims (subject to all of its obligations) under the SHA (both before and after it is amended by this Agreement) in place of CPW, notwithstanding that the facts, circumstances or events giving rise to any of them arose or occurred before or after the Transfer Date.

3.5         On and as of the Transfer Date and subject to clauses 3.7 and 3.8 below, each of BBY Hold Co, BBY Distributions and CPW Retail on the one hand and CPW on the other hand, releases and discharges the other from all undertakings or obligations to the other under the SHA (in each case both before and after it is amended by this Agreement), notwithstanding that the facts, circumstances or events giving rise to them arose or occurred before the Transfer Date.

3.6         Each of BBY Hold Co, BBY Distributions and CPW Retail on the one hand and CPW on the other hand confirm that on and as of the Transfer Date, and subject to clauses 3.7 and 3.8 below, they have no claim of any nature whatsoever including negligence against the other under or pursuant to the SHA (in each case both before and after it is amended by this Agreement) and/or on any other account in respect of CPW being a JV Shareholder and to the extent that any such claims exist they are hereby waived.

3.7         Where Schedule 8 contains an undertaking or obligation to carry out any act which can only be performed by CPW itself (including but not limited to the making of a tax claim or election by CPW) CPW shall remain liable for the same but shall be entitled to indemnification by New CPW under clause 3.8 below.

3.8         New CPW shall indemnify CPW on demand in respect of any claims, losses, damages, fines, penalties, interest or costs (together “Indemnified Claims”) that CPW suffers or incurs: (i) under or in connection with the SHA or being a JV Shareholder notwithstanding that the facts, circumstances or events giving rise to any Indemnified Claim arose or occurred before or after the Transfer Date; and/or (ii) the performance of CPW of an undertaking or obligation falling with clause 3.7 above.

3.9         On and as from the date of Admission, each of New CPW on the one hand, and BBY Hold Co and BBY Distributions on the other, jointly and severally agree that save with the consent of the other, neither will place any additional and substantial obligations on the CEO or CFO or any other senior executives of the JV Co Group in respect of participating in any business matters including without limitation investor relation matters for any CPW Group Company or any BBY Group Company (as the case may be) that would materially distract such persons from their day to day duties to the JV Co Group.

3.10      New CIW undertakes to BBY Distributions that for a period of 12 months after the Demerger becoming effective with its terms shall procure that CPW Affiliate will continue to hold at least 5% of the Shares.

4.          AGREED FORM DOCUMENTS

The following documents shall be additional agreed form documents (as initialled on the date of this Agreement for the purposes of identification by or on behalf of the parties hereto):

4.1        JV Shareholder RCF;

4.2        Support Letters;

4.3        Loan Agreement; and

4.4        Deed of Novation.

5.          EFFECT OF THIS AGREEMENT

5.1        If the Transfer Date has not occurred on or before 30 September 2010 all of clause 3 of this Agreement shall be null and void and will no longer apply and all references to New CPW in the SHA (as amended by this Agreement) shall be automatically deleted.

5.2        Each party agrees, at its own cost, to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as any of them may reasonably require to implement and/or give effect to this Agreement and the transactions contemplated by it.

5.3        Save as amended by this Agreement, the SHA shall remain in full force and effect.

5.4        Clauses 23.1 to 34 shall also apply to this Agreement, and are hereby amended so as to include the SHA as amended by this Agreement.

6.          MISCELLANEOUS

6.1        This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

This Agreement has been executed and delivered as a deed on the date first mentioned above.

Executed as a deed by The Carphone Warehouse Group PLC acting by a director, in the presence of:
Director

Name

Signature

Name of witness

Address of witness

Executed as a deed by CPW Retail Holdings Limited acting by a director, in the presence of:
Director

Name

Signature

Name of witness

Address of witness

Executed as a deed by Best Buy Co. Inc. acting by a director, in the presence of:	/s/ James L. Muehlbauer
Executive Vice President - Finance & CFO

James L. Muehlbauer
Name

Signature
/s/ Michelle D. Savik

Name of witness
Michelle D. Savik

Address of witness
7601 Penn Avenue South
Richfield, MN 55423

Executed as a deed by Best Buy Distributions Limited acting by a director, in the presence of:	/s/ James L. Muehlbauer
Director

James L. Muehlbauer
Name

Signature
/s/ Michelle D. Savik

Name of witness
Michelle D. Savik

Address of witness
7601 Penn Avenue South
Richfield, MN 55423

Executed as a deed by New Carphone Warehouse plc acting by a director, in the presence of:
Director

Name

Signature

Name of witness

Address of witness

Executed as a deed by Best Buy Distributions Limited acting by a director, in the presence of:
Director

Name

Signature

Name of witness

Address of witness

Executed as a deed by New Carphone Warehouse plc acting by a director, in the presence of:	/s/ Roger Taylor
Director

Roger Taylor
Name

Signature
/s/ T.S. Morris

Name of witness
T.S. Morris

Address of witness
As Above

Executed as a deed by Best Buy Europe Distributions Limited acting by a director, in the presence of:
Director

Name

Signature

Name of witness

Address of witness

This Agreement has been executed and is delivered as a deed on the date first mentioned above.

Executed as a deed by The Carphone Warehouse Group PLC acting by a director, in the presence of:	/s/ Roger Taylor
Director

Roger Taylor
Name

Signature
/s/ T.S. Morris

Name of witness
T.S. Morris

Address of witness
1 Portal Way
London
W3 6RS

Executed as a deed by CPW Retail Holdings Limited acting by a director, in the presence of:	/s/ Roger Taylor
Director

Roger Taylor
Name

Signature

Name of witness

Address of witness

Executed as a deed by Best Buy Co. Inc. acting by a director, in the presence of:
Director

Name

Signature

Name of witness

Address of witness

DATE 28 JANUARY 2010

THE CARPHONE WAREHOUSE GROUP PLC

and

CPW RETAIL HOLDINGS LIMITED

and

BEST BUY CO., INC.

and

BEST BUY DISTRIBUTIONS LIMITED

and

NEW CARPHONE WAREHOUSE PLC

and

BEST BUY EUROPE DISTRIBUTIONS LIMITED

DEED OF NOVATION AND ASSIGNMENT

of a sale and purchase agreement dated 7 May

2008, as amended on 30 June 2008, a consortium

relief agreement dated 30 June 2008 and a letter

of support dated 28 January 2010

THIS AGREEMENT is made on 28 January 2010

PARTIES:

(1)         THE CARPHONE WAREHOUSE GROUP PLC, incorporated and registered in England and Wales with company number 03253714 whose registered office is at 1 Portal Way, London W3 6RS (to be renamed TalkTalk Telecom Holdings Limited on or around the Demerger (as defined below)) (“CPW”);

(2)         CPW RETAIL HOLDINGS LIMITED, incorporated and registered in England and Wales with company number 06585729 whose registered office is at 1 Portal Way, London W3 6RS (“CPW Affiliate”);

(3)         BEST BUY CO. INC., incorporated and registered in the State of Minnesota, whose registered office address is at 7001 Penn Avenue South Richfield, MN 55423, United States of America (“Best Buy”);

(4)         BEST BUY DISTRIBUTIONS LIMITED, incorporated and registered in England and Wales with company number 06576708 whose registered office is at 100 New Bridge Street, London EC4V 6JA (“Best Buy Acquisition Co”).

(5)         NEW CARPHONE WAREHOUSE PLC, incorporated and registered in England and Wales with company number 07105905 whose registered office is at 1 Portal Way, London W3 6RS (to be renamed Carphone Warehouse Group PLC on or around the Demerger (as defined below)) (“New CPW”); and

(6)         BEST BUY EUROPE DISTRIBUTIONS LIMITED, incorporated and registered in England and Wales with company number 06534088 whose registered office is at 1 Portal Way, London W3 6RS (previously called CPW Distribution Holdings Limited (“Company”).

(together the parties).

WHEREAS:

(A)        The parties (except New CPW and the Company) are party to a sale and purchase agreement dated 7 May 2008, as amended on 30 June 2008 relating to the sale and purchase of 50% of the issued ordinary share capital of the Company (“SPA”).

(B)        The parties (except New CPW and the Company) are party to a shareholders’ agreement relating to the operation of the Company, dated 30 June 2008, as amended on 29 July 2009 and on today’s date (“SHA”).

(C)        The parties (except CPW Affiliate, Best Buy and New CPW) are party to a consortium relief agreement dated 30 June 2008 (“CRA”).

(D)        The parties (except CPW Affiliate) arc party to a revolving credit facility, in an aggregate amount of £125 million, for the benefit of the Company entered into today (“JV Shareholder RCF”).

(E)         CPW has provided a support letter to the Company in the amount of £50 million dated today (“CPW Support Letter”) and Best Buy has also provided an identical support letter to the Company on the same date (“BBY Support Letter”).

(F)         CPW is proposing to effect a separation of its “TalkTalk businesses” from its other business interests by a demerger including a scheme of arrangement followed by the listing on the official list of the Financial Services Authority and admission to trading on the main market of the London Stock Exchange plc of each of New CPW (“New CPW Admission”) and the new holding company of the TalkTalk businesses (collectively, the “Demerger”). Prior to the Demerger becoming effective CPW will transfer all of the shares it holds in the Company (“Shares”) to New CPW and CPW Affiliate will continue to hold its shares in the Company after the Demerger.

(G)        As part of the Demerger, CPW wishes to assign and transfer all of its rights and novate and transfer all of its obligations and liabilities under each of the SPA and the CRA (together, the “Novated Agreements”) and the CPW Support Letter to New CPW and execute a new support letter from New CPW to the Company (“New Support Letter”) on substantially the same terms as the CPW Support Letter in accordance with the terms of this Agreement, and assume all of CPW’s rights, obligations and liabilities under the SHA in accordance with the terms of a separate amendment agreement to the SHA entered into today between the parties (except the Company).

IT IS AGREED as follows:

1.          INTERPRETATION

1.1        Words and expressions used in this Agreement have the meaning given to them in the SPA unless otherwise expressly specified herein.

1.2        References to Clauses and/or Schedules shall be references to those contained in the SPA unless otherwise expressly specified herein. References herein to the SPA shall be deemed to include all of the Schedules to the SPA.

2.          EFFECTIVE DATE

2.1        The provisions of Clause 3 and 4 of this Agreement shall only become effective: (i) in respect of the Novated Agreements, on the date CPW transfers the Shares to New CPW (“Transfer Date”); and (ii) in respect of the CPW Support Letter and the New Support Letter, on the date of the New CPW Admission (“New CPW Admission Date”).

2.2        If the Transfer Date has not occurred on or before 30 September 2010 all of this Agreement shall be null and void and will automatically be rescinded.

2.3        If the New CPW Admission Date has not occurred on or before 30 September 2010, the provisions of this Agreement relating to the CPW Support Letter and the New Support Letter shall be null and void and will automatically be rescinded will no longer apply.

2.4        Each party agrees, at its own cost, to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as any of them may reasonably require to implement and/or give effect to any rescission under clause 2.2 and clause 2.3 and the matters contemplated by those clauses.

3.          NOVATION AND ASSIGNMENT

3.1        On and as of the Transfer Date, the parties agree that each of the following shall, subject to Clause 4.2 below, automatically take effect:

3.1.1      CPW shall assign and transfer to New CPW all of the rights, benefits, past, present and future claims that CPW has under each of the Novated Agreements as if New CPW was an original party to each of the Novated Agreements in place of CPW, notwithstanding that the facts, circumstances or events giving rise to any of them arose or occurred before or after the Transfer Date.

3.1.2      CPW shall novate and transfer to New CPW all of the obligations and liabilities of CPW that CPW has under each of the Novated Agreements as if New CPW was an original party to each of the Novated Agreements in place of CPW notwithstanding that the facts, circumstances or events giving rise to any of them arose or occurred before or after the Transfer Date.

3.1.3      New CPW undertakes to assume all the rights, obligations and liabilities under each of the Novated Agreements and to observe and perform all the agreements, undertakings and covenants on the part of CPW to be assumed, observed and performed pursuant to each of the Novated Agreements in every way as if New CPW was an original party to each of the Novated Agreements in place of CPW, notwithstanding that the facts, circumstances or events giving rise to any of them arose or occurred before or after the Transfer Date.

3.1.4      Each of the parties (except New CPW) agrees to perform each of the Novated Agreements to which they are a party and be bound by the terms of such Novated Agreements in every way as if New CPW was an original party to each of the Novated Agreements in place of CPW.

3.2         On and as of the New CPW Admission Date, the parties agree that each of the following shall automatically take effect:

3.2.1      CPW shall assign and transfer to New CPW all of the rights, benefits, past, present and future claims that CPW has under the CPW Support Letter as if New CPW was an original party to the CPW Support Letter in place of CPW, notwithstanding that the facts, circumstances or events giving rise to any of them arose or occurred before or after the New CPW Admission Date.

3.2.2      CPW shall novate and transfer to New CPW all of the obligations and liabilities of CPW that CPW has under the CPW Support Letter as if New CPW was an original party to the CPW Support Letter in place of CPW notwithstanding that the facts, circumstances or events giving rise to any of them arose or occurred before or after the New CPW Admission Date.

3.2.3      New CPW undertakes to assume all the rights, obligations and liabilities under the CPW Support Letter and to observe and perform all the undertakings and covenants on the part of CPW to be assumed, observed and performed pursuant to the CPW Support Letter in every way as if New CPW was an original party to the CPW Support Letter in place of CPW, notwithstanding that the facts, circumstances or events giving rise to any of them arose or occurred before or after the New CPW Admission Date.

3.2.4      New CPW shall execute the New Support Letter and the CPW Support Letter shall no longer apply save in respect of any rights, obligations and liabilities set out in this clause 3.2 accrued before the New CPW Admission Date (including, for the avoidance of doubt any drawdown made under the CPW Support Letter before the New CPW Admission Date) which shall be assigned and novated to New CPW in accordance with this clause 3.2, and the New Support Letter shall be amended accordingly it being agreed by the parties that following the New CPW Admission Date and the provisions of this clause 3.2 becoming effective any new drawdowns shall only be made under the New Support Letter to the extent not previously drawndown under the CPW Support Letter prior to the New CPW Admission Date.

4.          RELEASE OF OBLIGATIONS AND LIABILITIES

4.1         Automatically on the Transfer Date in respect of the Novated Agreements and on the New CPW Admission Date in respect of the CPW Support Letter, and subject only to Clause 4.2 below, each of the parties (except CPW and New CPW):

4.1.1      releases and discharges CPW from the performance and observance of all and any undertakings or obligations on the part of CPW contained in each of the Novated Agreements and the CPW Support Letter, respectively;

4.1.2      accepts the liability of New CPW under each of the Novated Agreements and the CPW Support Letter, respectively in lieu of the liability of CPW in every way as if New CPW were named in the Novated Agreements and the CPW Support Letter in place of CPW; and

4.1.3      waives all and any claims they may otherwise have had against CPW pursuant to each of the Novated Agreements and the CPW Support Letter, respectively in respect of any act or omission on the part of CPW occurring prior to or after the Transfer Date and the New CPW Admission Date, respectively.

4.2         Where clause 20 of or Schedule 7 to the SPA, Schedule 8 of the SHA or any provision of the CRA contains an undertaking or obligation to carry out any act which can only be performed or observed by CPW itself (including but not limited to the making of a tax claim or election by CPW) and not New CPW either in substitution for or on behalf of CPW, CPW shall remain liable for the same, but shall be entitled to indemnification by New CPW under Clause 4.3 below.

4.3         New CPW. shall indemnify CPW on demand against any claims, losses, damages, fines, penalties, interest or costs (together “Indemnified Claims”) that CPW suffers or incurs under or in connection with (i) each of the Novated Agreements after the Transfer Date and the CPW Support Letter after the New CPW Admission Date notwithstanding that the facts, circumstances or events giving rise to any Indemnified Claims arose or occurred before or after the Transfer Date or the New CPW Admission Date, respectively and/or (ii) the performance by CPW of an undertaking or obligation falling within Clause 4.2.

5.           CONTINUANCE

Save as amended by this Agreement, each of the Novated Agreements and the CPW Support Letter followed by the New Support Letter shall remain in full force and effect.

6.           WARRANTIES

6.1         New CPW warrants to Best Buy and Best Buy Acquisition Co on and as of the date of this Agreement, the Transfer Date and the New CPW Admission Date in the terms of the warranties set out in Schedule 1. Each warranty shall be separate and independent and (except as expressly otherwise provided) no warranty shall be limited by reference to any other warranty.

6.2         Best Buy and Best Buy Acquisition Co warrant to New CPW on and as of the date of this Agreement, the Transfer Date and the New CPW Admission Date in the terms of the warranties set out in Schedule 2. Each warranty shall be separate and independent and (except as expressly otherwise provided) no warranty shall be limited by reference to any other warranty.

7.           MISCELLANEOUS

7.1         This Agreement, and the documents referred to in it, constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of this Agreement.

7.2         This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

7.3         Except insofar as this Agreement expressly provides that a third party may in his own right enforce a term of this Agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

7.4         Each party shall bear the costs and expenses incurred by it in relation to the negotiation and performance of this Agreement.

8.           GOVERNING LAW AND JURISDICTION

8.1         This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

8.2         The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of, or in connection with, this Agreement or its subject matter or formation (including non-contractual disputes or claims).

SCHEDULE 1

New CPW Warranties

1.          New CPW is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted on the date of this Agreement.

2.          This Agreement and each transaction document which is to be entered into by New CPW or a member of its group in respect of the reorganisation, Demerger and New CPW Admission (each a “Transaction Document”) will, when executed, constitute valid and binding obligations of New CPW or the relevant member of its group.

3.          New CPW and each other member of its group has obtained or will obtain as part of the Demerger all of its own corporate authorisations and so far as New CPW is aware all other governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under this Agreement and any other Transaction Document to which it is a party.

4.          Neither the entry into and performance by New CPW or any member of its group of this Agreement and/or any Transaction Document to which it is a party will breach any provision of its memorandum and articles of association, by-laws, or equivalent constitutional documents in any way that would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

5.          So far as New CPW is aware neither entry into this Agreement nor implementation of the reorganisation, Demerger and New CPW Admission will:

(a)         result in violation or breach of any laws or regulations applicable to New CPW any member of its group in any relevant jurisdiction; or

(b)         amount to a violation or default with respect to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction,

by New CPW or any member of its group, where, in each case, the breach, conflict or violation would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any other Transaction Document to which it is a party.

6.          Except as disclosed in the Transaction Documents or as required in the ordinary course of business or by operation of law, New CPW nor any member of the CPW Group is required to make any announcement, consultation, notice, report or filing, in each case in connection with the execution and performance of this Agreement or any other Transaction Document.

SCHEDULE 2

Best Buy and Best Buy Acquisition Co Warranties

1.                                 Each of Best Buy and Best Buy Acquisition Co is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted on the date of this Agreement.

2.                                 This Agreement and each of, the amended SHA entered into today, the JV Shareholder RCF and the BBY Support Letter (“New BBY Agreements”) will, when executed, constitute valid and binding obligations of each of Best Buy and Best Buy Acquisition Co.

3.                                 Each of Best Buy and Best Buy Acquisition Co has obtained all of its own corporate authorisations and so far as they are aware all other governmental, statutory, regulatory or other consents, licences, authorisations, waivers or exemptions required to empower it to enter into and perform its obligations under the New BBY Agreements.

4.                                 Neither the entry into and performance by each of Best Buy and Best Buy Acquisition Co of the New BBY Agreements will breach any provision of its memorandum and articles of association, by-laws, or equivalent constitutional documents in any way that would adversely affect to a material extent its ability to enter into or perform its obligations under the New BBY Agreements.

5.                                 So far as each of Best Buy and Best Buy Acquisition Co are aware entry into the New BBY Agreements will not:

(c)                           result in violation or breach of any laws or regulations applicable to each of Best Buy and Best Buy Acquisition Co in any relevant jurisdiction; or

(e)                           amount to a violation or default with respect to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in any jurisdiction, by each of Best Buy and Best Buy Acquisition Co, where, in each case, the breach, conflict or violation would adversely affect to a material extent its ability to enter into or perform its obligations under the New BBY Agreements.

6.                                 Except as required in the ordinary course of business or by operation of law neither Best Buy or Best Buy Acquisition Co is required to make any announcement, consultation, notice, report or filing, in each case in connection with the execution and performance of this Agreement or any of the New BBY Agreements.

This Agreement has been executed and is delivered as a deed on the date first mentioned above.

Executed as a deed by The Carphone Warehouse Group PLC acting by a director, in the presence of:	/s/ Roger Taylor
Director

Roger Taylor
Name

Signature
/s/ T. S. Morris

Name of witness
T. S. Morris

Address of witness
1 Portal Way
London
W3 6RS

Executed as a deed by CPW Retail Holdings Limited acting by a director, in the presence of:	/s/ Roger Taylor
Director

Roger Taylor
Name

Signature
/s/ T. S. Morris

Name of witness
T. S. Morris

Address of witness
As Above

Executed as a deed by Best Buy Co. Inc. acting by a director, in the presence of:	/s/ James L. Muehlbauer
Executive Vice President, Finance & CFO

James L. Muehlbauer
Name
Signature
/s/ Michelle D. Savik

Name of witness
Michelle D. Savik

Address of witness
7601 Penn Avenue S
Richfield, MN 55423

Executed as a deed by Best Buy Distributions Limited acting by a director, in the presence of:	/s/ James L. Muehlbauer
Director

James L. Muehlbauer
Name

Signature
/s/ Michelle D. Savik

Name of witness
Michelle D. Savik

Address of witness
7601 Penn Avenue S
Richfield, MN 55423

Executed as a deed by New Carphone Warehouse plc acting by a director, in the presence of:	/s/ Roger Taylor
Director

Roger Taylor
Name

Signature
/s/ T.S. Morris

Name of witness
T.S. Morris

Address of witness
As Above

Executed as a deed by Best Buy Europe Distributions Limited acting by a director, in the presence of:	/s/ T.S. Morris
Director

T.S. Morris
Name

Signature
/s/ Catherine Norris

Name of witness
Catherine Norris

Address of witness
1 Portal Way
London
W3 6RS